Exhibit 4.3
MIDDLEBROOK PHARMACEUTICALS, INC.
NEW HIRE STOCK INCENTIVE PLAN
1.	Establishment, Purpose and Types of Awards
     MIDDLEBROOK PHARMACEUTICALS, INC., a Delaware corporation (the “Company”), hereby establishes the MIDDLEBROOK PHARMACEUTICALS, INC. NEW HIRE STOCK INCENTIVE PLAN (the “Plan”). The purpose of the Plan is to promote the long-term growth and profitability of the Company by (i) providing newly-hired employees with a material inducement to join the Company to improve stockholder value and to contribute to the growth and financial success of the Company, and (ii) enabling the Company to attract, retain and reward the best-available persons.
     The Plan permits the granting of stock options (including incentive stock options qualifying under Code section 422 and nonqualified stock options), stock appreciation rights, restricted or unrestricted stock awards, phantom stock, performance awards, other stock-based awards, or any combination of the foregoing.
     This Plan is patterned after the Middlebrook Pharmaceuticals, Inc. Stock Incentive Plan but is to be used only for grants to newly-hired employees in connection with their hiring by the Company. The Plan is therefore exempt from the rule of the Nasdaq National Market that requires shareholder approval of issuances of securities to existing employees, and, accordingly, the Plan has not and will not be submitted for approval by the stockholders of the Company.
2.	Definitions
     Under this Plan, except where the context otherwise indicates, the following definitions apply:
     (a) “Administrator” means the Board, the Compensation Committee of the Board or such other committee(s) or officer (s) appointed by the Board that have authority to administer the Plan as provided in Section 3 hereof.
     (b) [Omitted]
     (c) “Award” means any stock option, stock appreciation right, stock award, phantom stock award, performance award, or other stock-based award.
     (d) “Board” means the Board of Directors of the Company.
     (e) “Change in Control” means: (i) the acquisition (other than from the Company), in one or more transactions, by any Person of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of 33% or more of (A) the then outstanding shares of the securities of the Company, or (B) the combined voting power of the then outstanding Company Voting Stock; (ii) the closing of a sale or other conveyance of assets representing 50% or more of the fair market value of the Company’s consolidated assets (in a single transaction or in a series of related transactions); (iii) the dissolution or liquidation of the Company; (iv) a change in the composition of the Company’s Board, as a result of which, fewer than one-half of the incumbent directors after such change are directors who either (A) had been directors of the Company 24 months prior to such change or (B) were elected, or nominated for election, to the Board with the approval of at least a majority of the directors who had been the Company’s directors 24 months prior to such change and who were still in office at the time of the election or nomination; or (v) the effective time of any merger, share exchange, consolidation, or other business combination involving the Company if immediately after such transaction persons who hold a majority of the outstanding voting securities entitled to vote generally in the election of directors of the surviving entity (or the entity owning 100% of such surviving entity) are not persons who, immediately prior to such transaction, held a majority of the Company Voting Stock; provided, however, that a Change in Control shall not include (X) a public offering of capital stock of the Company; (Y) any distribution of capital stock of the Company by a partnership or limited liability company to a partner of such partnership or member of such limited liability company in respect of the interest of such partner or member and without the payment of additional consideration; or (Z) any transaction pursuant to which shares of capital stock of the Company are transferred or issued to any trust, charitable organization, foundation, family partnership or other entity controlled directly or indirectly by, or established for the benefit of any of the current or former executive officers of the Company or their immediate family members (including spouses, children, grandchildren, parents, and siblings, in each case to include adoptive relations), or transferred to any such immediate family members.

     (f) “Code” means the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.
     (g) “Common Stock” means shares of common stock of the Company, par value of one cent ($0.01) per share.
     (h) “Company Voting Stock” means securities of the Company entitled to vote generally in the election of directors.
     (i) “Effective Date” means the date on which the Board approves the Plan.
     (j) [Omitted]
     (k) “Fair Market Value” means, as applicable, (i) either the closing price or the average of the high and low sale price on the relevant date, as determined in the Administrator’s discretion, quoted on the New York Stock Exchange, the American Stock Exchange, or the Nasdaq Global Market; (ii) the last sale price on the relevant date quoted on the Nasdaq Capital Market; (iii) the average of the high bid and low asked prices on the relevant date quoted on the Nasdaq OTC Bulletin Board Service or by the National Quotation Bureau, Inc. or a comparable service as determined in the Administrator’s discretion; or (iv) if the Common Stock is not quoted by any of the above, the average of the closing bid and asked prices on the relevant date furnished by a professional market maker for the Common Stock, or by such other source, selected by the Administrator. If no public trading of the Common Stock occurs on the relevant date but the shares are so listed, then Fair Market Value shall be determined as of the next preceding date on which trading of the Common Stock does occur. For all purposes under this Plan, the term “relevant date” as used in this Section 2(j) means either the date as of which Fair Market Value is to be determined or the next preceding date on which public trading of the Common Stock occurs, as determined in the Administrator’s discretion.
     (l) “Grant Agreement” means a written document memorializing the terms and conditions of an Award granted pursuant to the Plan and shall incorporate the terms of the Plan.
     (m) “Person” means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, other than: employee benefit plans sponsored or maintained by the Company or by affiliates controlled by the Company, or an underwriter of the Common Stock in a registered public offering.
3.	Administration
     (a) Administration of the Plan. The Plan shall be administered by the Board or by the Compensation Committee of the Board or such other committee or committees as may be appointed by the Board from time to time comprised of independent directors. To the extent allowed by applicable state law, the Board by resolution may authorize an officer or officers to grant Awards within parameters prescribed by the Board to other officers and employees of the Company.

     (b) Powers of the Administrator. The Administrator shall have all the powers vested in it by the terms of the Plan, such powers to include authority, in its sole and absolute discretion, to grant Awards under the Plan, prescribe Grant Agreements evidencing such Awards and establish programs for granting Awards.
     The Administrator shall have full power and authority to take all other actions necessary to carry out the purpose and intent of the Plan, including, but not limited to, the authority to: (i) determine the eligible persons to whom, and the time or times at which Awards shall be granted; (ii) determine the types of Awards to be granted; (iii) determine the number of shares to be covered by or used for reference purposes for each Award; (iv) impose such terms, limitations, restrictions and conditions upon any such Award as the Administrator shall deem appropriate; (v) modify, amend, extend, renew or reprice outstanding Awards, or accept the surrender of outstanding Awards and substitute new Awards (provided however, that, except as provided in Section 7(d) of the Plan, any modification that would materially adversely affect any outstanding Award shall not be made without the consent of the holder); (vi) accelerate or otherwise change the time in which an Award may be exercised or becomes payable and to waive or accelerate the lapse, in whole or in part, of any restriction or condition with respect to such Award, including, but not limited to, any restriction or condition with respect to the vesting or exercisability of an Award following termination of any grantee’s employment or other relationship with the Company; (vii) establish objectives and conditions, if any, for earning Awards and determining whether Awards will be paid after the end of a performance period; (viii) to the extent permitted under Section 409A of the Code, permit or require a recipient of an Award to defer such individual’s receipt of the payment of cash or the delivery of Common Stock pursuant to the terms and conditions of such Awards and (ix) for any purpose, including but not limited to, qualifying for preferred tax treatment under foreign tax laws or otherwise complying with the regulatory requirements of local or foreign jurisdictions, to establish, amend, modify, administer or terminate sub-plans, and prescribe, amend and rescind rules and regulations relating to such sub-plans.
     The Administrator shall have full power and authority, in its sole and absolute discretion, to administer and interpret the Plan, Grant Agreements and all other documents relevant to the Plan and Awards issued thereunder, and to adopt and interpret such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Administrator deems necessary or advisable.
     (c) Non-Uniform Determinations. The Administrator’s determinations under the Plan (including without limitation, determinations of the persons to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the Grant Agreements evidencing such Awards) need not be uniform and may be made by the Administrator selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.
     (d) Limited Liability. To the maximum extent permitted by law, no member of the Administrator shall be liable for any action taken or decision made in good faith relating to the Plan or any Award thereunder.
     (e) Indemnification. To the maximum extent permitted by law and by the Company’s charter and by-laws, the members of the Administrator shall be indemnified by the Company in respect of all their activities under the Plan.
     (f) Effect of Administrator’s Decision. All actions taken and decisions and determinations made by the Administrator on all matters relating to the Plan pursuant to the powers vested in it hereunder shall be in the Administrator’s sole and absolute discretion and shall be conclusive and binding on all parties concerned, including the Company, its stockholders, any participants in the Plan and any other employee, consultant, or director of the Company, and their respective successors in interest.
4.	Maximum Awards
Subject to adjustments as provided in Section 7(d) of the Plan, the maximum number of shares of Common Stock subject to Awards of any combination that may be granted during any one fiscal year of the Company to any one individual under this Plan shall be limited to 500,000 shares.

5.	Participation
     Participation in the Plan shall be open to newly-hired employees providing bona fide services to or for the Company as may be selected by the Administrator from time to time, provided that such Awards shall not become vested or exercisable prior to the date the individual first commences performance of services for the Company.
6.	Awards
     The Administrator, in its sole discretion, establishes the terms of all Awards granted under the Plan. Awards may be granted individually or in tandem with other types of Awards. All Awards are subject to the terms and conditions provided in the Grant Agreement.
     (a) Stock Options.
          (i) The Administrator may from time to time grant to eligible participants Awards of incentive stock options, as that term is defined in Code section 422, or nonqualified stock options; provided, however, that Awards of incentive stock options shall be limited to employees of the Company or of any current or hereafter existing “parent corporation” or “subsidiary corporation,” as defined in Code sections 424(e) and (f), respectively, of the Company, and any other persons who are eligible to receive incentive stock options within the meaning of Code section 422. Options intended to qualify as incentive stock options under Code section 422 and nonqualified stock options must have an exercise price at least equal to Fair Market Value as of the date of grant. No stock option shall be an incentive stock option unless so designated by the Administrator at the time of grant or in the Grant Agreement evidencing such stock option.
          (ii) [Omitted]
     (b) Stock Appreciation Rights. The Administrator may from time to time grant to eligible participants Awards of Stock Appreciation Rights (“SAR”). An SAR entitles the grantee to receive, subject to the provisions of the Plan and the Grant Agreement, a payment having an aggregate value equal to the product of (i) the excess of (A) the Fair Market Value on the exercise date of one share of Common Stock over (B) the base price per share specified in the Grant Agreement, times (ii) the number of shares specified by the SAR, or portion thereof, which is exercised. Payment by the Company of the amount receivable upon any exercise of an SAR may be made by the delivery of Common Stock or cash, or any combination of Common Stock and cash, as determined in the sole discretion of the Administrator. If upon settlement of the exercise of an SAR a grantee is to receive a portion of such payment in shares of Common Stock, the number of shares shall be determined by dividing such portion by the Fair Market Value of a share of Common Stock on the exercise date. No fractional shares shall be used for such payment and the Administrator shall determine whether cash shall be given in lieu of such fractional shares or whether such fractional shares shall be eliminated.
     (c) Stock Awards.
          (i) The Administrator may from time to time grant restricted or unrestricted stock Awards to eligible participants in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by law, as it shall determine. A stock Award may be paid in Common Stock, in cash, or in a combination of Common Stock and cash, as determined in the sole discretion of the Administrator.

          (ii) The Administrator may grant stock awards in a manner constituting “qualified performance-based compensation” within the meaning of Code Section 162(m). The grant of, or lapse of restrictions with respect to, such performance-based stock awards shall be based upon one or more Performance Measures and objective performance targets to be attained relative to those Performance Measures, all as determined by the Administrator. Performance targets may include minimum, maximum and target levels of performance, with the size of the performance-based stock award or the lapse of restrictions with respect thereto based on the level attained. “Performance Measures” shall mean criteria established by the Administrator relating to any of the following, as it may apply to an individual, one or more business units, divisions or subsidiaries, or on a Company-wide basis, and in either absolute terms or relative to the performance of one or more comparable companies or an index covering multiple companies: revenue; earnings before interest, taxes, depreciation and amortization (EBITDA); income before income taxes and minority interests; current value shareholders’ equity; corporate liquidity; financing activities; licensing transactions; joint ventures; co-promotional partnerships; operating income; pre- or after-tax income; cash flow; cash flow per share; net earnings; earnings per share; return on equity; share price performance; total stockholder return; relative performance to a group of companies or relevant market indices comparable to the Company; and strategic business criteria consisting of one or more objectives based on the Company meeting specified goals relating to revenue, market penetration, business expansion, costs or acquisitions or divestitures.
     (d) Phantom Stock. The Administrator may from time to time grant Awards to eligible participants denominated in stock equivalent units (“phantom stock”) in such amounts and on such terms and conditions as it shall determine. Phantom stock units granted to a participant shall be credited to a bookkeeping reserve account solely for accounting purposes and shall not require a segregation of any of the Company’s assets. An Award of phantom stock may be settled in Common Stock, in cash, or in a combination of Common Stock and cash, as determined in the sole discretion of the Administrator. Except as otherwise provided in the applicable Grant Agreement, the grantee shall not have the rights of a stockholder with respect to any shares of Common Stock represented by a phantom stock unit solely as a result of the grant of a phantom stock unit to the grantee.
     (e) Performance Awards. In addition to the Awards described in Section 6(c)(ii), the Administrator may, in its discretion, grant performance awards which become payable on account of attainment of one or more performance goals established by the Administrator. Performance awards may be paid by the delivery of Common Stock or cash, or any combination of Common Stock and cash, as determined in the sole discretion of the Administrator. Performance goals established by the Administrator may be based on the Company’s operating income or one or more other business criteria selected by the Administrator that apply to an individual or group of individuals, a business unit, or the Company as a whole, over such performance period as the Administrator may designate.
     (f) Other Stock-Based Awards. The Administrator may from time to time grant other stock-based awards to eligible participants in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by law, as it shall determine. Other stock-based awards may be denominated in cash, in Common Stock or other securities, in stock-equivalent units, in stock appreciation units, in securities or debentures convertible into Common Stock, or in any combination of the foregoing and may be paid in Common Stock or other securities, in cash, or in a combination of Common Stock or other securities and cash, all as determined in the sole discretion of the Administrator.
7.	Miscellaneous
     (a) Withholding of Taxes. Grantees and holders of Awards shall pay to the Company, or make provision satisfactory to the Administrator for payment of, any taxes required to be withheld in respect of Awards under the Plan no later than the date of the event creating the tax liability. The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the grantee or holder of an Award. In the event that payment to the Company of such tax obligations is made in shares of Common Stock, such shares shall be valued at Fair Market Value on the applicable date for such purposes and shall not exceed in amount the minimum statutory tax withholding obligation.

     (b) [Omitted]
     (c) Transferability. Except as otherwise determined by the Administrator, and in any event in the case of an incentive stock option or a stock appreciation right granted with respect to an incentive stock option, no Award granted under the Plan shall be transferable by a grantee otherwise than by will or the laws of descent and distribution. Unless otherwise determined by the Administrator in accord with the provisions of the immediately preceding sentence, an Award may be exercised during the lifetime of the grantee, only by the grantee or, during the period the grantee is under a legal disability, by the grantee’s guardian or legal representative.
     (d) Adjustments; Business Combinations.
          (i) Upon a stock dividend of, or stock split or reverse stock split affecting the Common Stock of the Company, (A) the maximum number of shares with respect to which Awards may be granted during any one fiscal year of the Company to any individual, as provided in Section 4, and (B) the number of shares covered by and the exercise price and other terms of outstanding Awards, shall, without further action of the Board, be adjusted to reflect such event unless the Board determines, at the time it approves such stock dividend, stock split or reverse stock split, that no such adjustment shall be made. The Administrator may make adjustments, in its discretion, to address the treatment of fractional shares and fractional cents that arise with respect to outstanding Awards as a result of the stock dividend, stock split or reverse stock split.
          (ii) In the event of any other changes affecting the Company, the capitalization of the Company or the Common Stock of the Company by reason of any spin-off, split-up, dividend, recapitalization, merger, consolidation, business combination or exchange of shares and the like, the Administrator, in its discretion and without the consent of holders of Awards, shall make: (A) appropriate adjustments the maximum number of shares with respect to which Awards may be granted during any one fiscal year of the Company to any individual, as provided in Section 4, (B) the number, kind and price of shares covered by outstanding Awards; and (C) any other adjustments in outstanding Awards, including but not limited to reducing the number of shares subject to Awards or providing or mandating alternative settlement methods such as settlement of the Awards in cash or in shares of Common Stock or other securities of the Company or of any other entity, or in any other matters which relate to Awards as the Administrator shall, in its sole discretion, determine to be necessary or appropriate.
          (iii) The Administrator is authorized to make, in its discretion and without the consent of holders of Awards, adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or of changes in applicable laws, regulations, or accounting principles, whenever the Administrator determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan and outstanding Awards.
          (iv) Notwithstanding the foregoing, as may be determined by the Administrator, any such adjustment shall not (i) cause an Award which is exempt from Section 409A of the Code to become subject to Section 409A of the Code or (ii) cause an Award subject to Section 409A of the Code not to comply with the requirements of Section 409A of the Code.
     (e) [Omitted]
     (f) Termination, Amendment and Modification of the Plan. The Board or the Administrator may terminate, amend or modify the Plan or any portion thereof at any time. Except as otherwise determined by the Board, termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.
     (g) Non-Guarantee of Employment or Service. Nothing in the Plan or in any Grant Agreement thereunder shall confer any right on an individual to continue in the service of the Company or shall interfere in any way with the right of the Company to terminate such service at any time with or without cause or notice.

     (h) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a grantee or any other person. To the extent that any grantee, or other person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.
     (i) Governing Law. The validity, construction and effect of the Plan, of Grant Agreements entered into pursuant to the Plan, and of any rules, regulations, determinations or decisions made by the Administrator relating to the Plan or such Grant Agreements, and the rights of any and all persons having or claiming to have any interest therein or thereunder, shall be determined exclusively in accordance with applicable federal laws and the laws of the State of Delaware, without regard to its conflict of laws principles.
     (j) Effective Date; Termination Date. The Plan shall become effective on the Effective Date. Unless the Plan shall terminate earlier pursuant to Section 7(f), the Plan shall terminate upon October 6, 2013. No Award shall be granted under the Plan after October 6, 2013. Subject to other applicable provisions of the Plan, all Awards made under the Plan prior to such termination of the Plan shall remain in effect until such Awards have been satisfied or terminated in accordance with the Plan and the terms of such Awards.
MiddleBrook Pharmaceuticals, Inc. New Hire Stock Incentive Plan: September 26, 2008